Exhibit 99.1

Hercules Capital Reports Fourth Quarter and Full-Year 2023 Financial Results

Record Q4 2023 Total Investment Income of $122.6 Million, an Increase of 22.4% Year-over-Year

Record Q4 2023 Net Investment Income “NII” of $86.0 Million, or $0.56 per Share, an Increase of 38.5% Year-over-Year

Record Full-Year 2023 Total Investment Income of $460.7 Million, an Increase of 43.2% Year-over-Year

Record Full-Year 2023 Net Investment Income “NII” of $304.0 Million, an Increase of 61.7% Year-over-Year

Record Full-Year 2023 Total Gross Fundings of $1.6 billion, an Increase of 9.1% Year-over Year

Inclusive of the Adviser Funds Managed by Hercules Adviser LLC, its Wholly-owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of Year End

Q4 2023 NII Provides 140% Coverage of the Base Cash Distribution

Announced a New Supplemental Cash Distribution for 2024 of $0.32 per Share, Payable over Four Quarters

Undistributed Earnings Spillover of $125.6 Million, or $0.80(1) per Ending Shares Outstanding

Approximately $4.2 Billion of Assets Under Management, an Increase of 15.3% Year-over-Year(2)

Q4 2023 Financial Achievements and Highlights

•	Record Total Investment Income of $122.6 million, an increase of 22.4% year-over-year

•	Record NII of $86.0 million, or $0.56 per share, an increase of 38.5% year-over-year

•	Total gross debt and equity commitments of $413.9 million

•	Net Hercules debt and equity commitments of $309.7 million(3)

•	Total gross fundings of $307.0 million

•	Net Hercules fundings of $250.7 million(3)

•	Unscheduled early principal repayments or “early loan repayments” of $277.7 million, an increase of 87.6% from $148.0 million in Q3 2023

•	$743.9 million of available liquidity, subject to existing terms and covenants

•	21.3% Return on Average Equity “ROAE” (NII/Average Equity)

•	10.6% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 87.1% and regulatory leverage of 77.4%(4)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 81.6% and net regulatory leverage (excludes SBA debentures and cash) of 71.9%

•	Net Asset Value “NAV” of $11.43, an increase of 4.6% from Q3 2023

•	15.3% GAAP Effective Yield and 14.3% Core Yield(5), a non-GAAP measure

Full-year ending December 31, 2023 Financial Highlights

•	Record Total Investment Income of $460.7 million, an increase of 43.2% year-over-year

•	Record NII of $304.0 million, or $2.09 per share, an increase of 61.7% year-over-year

•	Gross new debt and equity commitments of $2.17 billion

•	Record total gross fundings of $1.6 billion, an increase of 9.1% year-over-year

•	Net debt investment portfolio growth of $240.3 million

•	Unscheduled early loan repayments of $925.1 million

Footnotes:

(1)	$0.82 per Weighted Average Shares Outstanding
(2)	Assets under management includes assets managed by Hercules Capital and its Adviser Subsidiary
(3)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(4)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(5)	Core Yield excludes early loan repayments, dividend from the Adviser Subsidiary, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., February 15, 2024 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2023.

“By diligently executing our key themes for 2023, Hercules was able to deliver another year of record financial performance, maintain strong credit quality and achieve year-over-year portfolio growth against a challenging market environment,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “We capped off 2023 with record total investment income and net investment income for the fourth quarter, up over 22% and 38% year-over-year, respectively. In addition, we delivered record gross fundings of $1.6 billion for the year, an increase of over 9% year-over-year. For the full year, we achieved record total investment income and record net investment income, each growing over 43% and 62% year-over-year, respectively. We are very pleased to note that our Hercules Adviser funds delivered its first distribution, which is to the direct benefit of HTGC shareholders.”

Bluestein concluded, “As we enter our 20th year of investment activity, we remain competitively very well positioned to continue growing our platform and delivering best-in-class shareholder returns. Given the scale that we have achieved with the Hercules platform combined with our historically strong credit performance, we are maintaining our current base cash distribution and declaring a new supplemental cash distribution program for 2024.”

Q4 2023 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q4 total gross new debt and equity commitments totaling $413.9 million and Q4 gross new fundings totaling $307.0 million.

During the fourth quarter, Hercules realized early loan repayments of $277.7 million which, along with normal scheduled amortization of $13.0 million, resulted in total debt repayments of $290.7 million.

The new debt investment origination and funding activities led to a net debt investment portfolio decrease of $73.2 million during the fourth quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2023 to Q4 2023

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at 9/30/23	$3,131.6	$147.1	$30.2	$3,308.9

New fundings(a)	303.2	3.1	0.7	307.0
Fundings assigned to or directly funded by Adviser Funds	(55.5)	(0.6)	(0.2)	(56.3)
Principal payments received on investments	(13.0)	—	—	(13.0)
Early payoffs(b)	(277.7)	—	—	(277.7)
Net changes attributed to conversions, liquidations, and fees	(30.2)	10.1	(1.8)	(21.9)

Net activity during Q4 2023	(73.2)	12.6	(1.3)	(61.9)

Balances at Cost at 12/31/23	$3,058.4	$159.7	$28.9	$3,247.0

Balances at Fair Value at 9/30/23	$3,091.9	$141.7	$27.8	$3,261.4

Net activity during Q4 2023	(73.2)	12.6	(1.3)	(61.9)
Net change in unrealized appreciation (depreciation)	37.4	2.3	7.4	47.1
FX unrealized gain (loss)	1.2	0.2	—	1.4

Total net activity during Q4 2023	(34.6)	15.1	6.1	(13.4)

Balances at Fair Value at 12/31/23	$3,057.3	$156.8	$33.9	$3,248.0

(a)	Includes $2.2M fundings associated with revolver loans during Q4 2023.
(b)	Early payoffs include $0.9M paydown on revolvers during Q4 2023.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Ending Balance at Cost	$3,058.4	$3,131.6	$2,937.0	$2,971.5	$2,818.1
Weighted Average Balance	$3,122.0	$2,974.3	$2,875.0	$2,829.8	$2,709.7

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
First Lien Senior Secured	88.8%	87.3%	83.1%	81.5%	79.7%
Floating Rate w/Floors	95.9%	95.5%	95.5%	95.6%	95.3%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 15.3% during Q4 2023 as compared to 15.5% for Q3 2023. The Company realized $277.7 million of early loan repayments in Q4 2023 compared to $148.0 million in Q3 2023, or an increase of 87.6%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 14.3% during Q4 2023, above the Company’s expected annual range of 13.8% to 14.0% and increased slightly compared to 14.2% for Q3 2023. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $122.6 million for Q4 2023, compared to $100.2 million in Q4 2022. The increase is primarily attributable to a higher weighted average debt investment portfolio, an increase in core yields and elevated fee income from early payoffs between periods.

Non-interest and fee expenses were $18.2 million in Q4 2023 versus $22.0 million for Q4 2022. The decrease was primarily due to a decrease in employee compensation expenses due to a lower level of variable compensation and tax expenses, offset by higher general and administrative and stock-based compensation expenses.

Interest expense and fees were $19.9 million in Q4 2023, compared to $18.0 million in Q4 2022. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.9% in Q4 2023, as compared to 4.6% for Q4 2022. The increase is primarily due to higher interest rates on credit facilities between periods.

NII – Net Investment Income

NII for Q4 2023 was $86.0 million, or $0.56 per share, based on 152.6 million basic weighted average shares outstanding, compared to $62.1 million, or $0.47 per share, based on 130.6 million basic weighted average shares outstanding in Q4 2022. The increase is primarily attributable to a higher weighted average debt investment portfolio, an increase in core yields and elevated fee income from early payoffs between periods, and a decrease in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2023, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($45.4) million, on a GAAP basis, spanning 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of $17.3 billion, the total realized gain/(loss) since inception of ($45.4) million represents approximately 26 basis points (“bps”), or 0.26%, of cumulative debt commitments, or an effective annualized loss rate of 1.4 bps, or 0.014%.

Realized Gains/(Losses)

During Q4 2023, Hercules had net realized gains of $2.8 million comprised of net realized gains of $4.6 million primarily due to the gain on equity investments, offset by ($1.8) million due to the loss on debt and warrant investments.

Unrealized Appreciation/(Depreciation)

During Q4 2023, Hercules recorded $31.3 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $9.2 million of net unrealized appreciation on debt investments, $12.0 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, $(0.2) million of net unrealized depreciation attributable to valuation movements in the privately held equity, warrant and investment funds, $0.4 million of net unrealized appreciation attributable to net foreign exchange movements. In addition, Hercules recorded $9.9 million attributable to reversal of previous quarter depreciation upon a realization event.

Portfolio Asset Quality

As of December 31, 2023, the weighted average grade of the debt investment portfolio, at cost, was 2.24 compared to 2.28 as of September 30, 2023, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of December 31, 2023, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q4 2023 - Q4 2022 ($ in millions)
	Q4 2023		Q3 2023		Q2 2023		Q1 2023		Q4 2022
Grade 1 - High	$626.8	20.5%	$607.5	19.7%	$593.6	20.2%	$590.4	19.9%	$549.1	19.6%
Grade 2	$1,286.2	42.1%	$1,312.0	42.4%	$1,151.7	39.2%	$1,184.9	39.9%	$1,171.6	41.9%
Grade 3	$1,040.6	34.0%	$1,066.8	34.5%	$1,125.6	38.3%	$1,100.0	37.1%	$1,015.2	36.3%
Grade 4	$103.7	3.4%	$81.1	2.6%	$67.0	2.3%	$92.3	3.1%	$57.8	2.1%
Grade 5 - Low	$—	0.0%	$24.6	0.8%	$—	0.0%	$1.2	0.0%	$1.7	0.1%

Weighted Avg. (at Cost)	2.24		2.28		2.24		2.26		2.23

Non-Accruals

The number of loans on non-accrual decreased by one (1) quarter-over-quarter. As of December 31, 2023, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $30.9 million and $0.0 million, respectively, or 1.0% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of September 30, 2023, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $88.1 million and $24.6 million, respectively, or 2.7% and 0.8% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Total Investments at Cost	$3,247.0	$3,308.9	$3,114.1	$3,150.8	$3,005.7
Loans on non-accrual as a % of Total
Investments at Value	0.0%	0.8%	0.0%	0.0%	0.1%
Loans on non-accrual as a % of Total	1.0%	2.7%	0.4%	0.6%	0.6%
Investments at Cost

Liquidity and Capital Resources

The Company ended Q4 2023 with $743.9 million in available liquidity, including $98.9 million in unrestricted cash and cash equivalents, and $645.0 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to our available liquidity, the Company has 17.3 million shares remaining available for issuance and sale under the equity ATM program. During Q4 2023, the Company sold 6.5 million shares of common stock under the agreement for total net proceeds of approximately $99.9 million (net of $0.8 million of offering expenses).

Bank Facilities

As of December 31, 2023, there were $61.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $94.0 million of outstanding borrowings under Hercules’ $400.0 million committed credit facility and letter of credit facility with SMBC.

Leverage

As of December 31, 2023, Hercules’ GAAP leverage ratio, including its SBA debentures, was 87.1%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 77.4% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $98.9 million), was 71.9%. Hercules’ net leverage ratio, including its SBA debentures, was 81.6%. In Q4 2023, Hercules received a greenlight letter from the SBA to submit its fourth SBIC license application, which, when received, will provide additional leverage available to Hercules.

Available Unfunded Commitments – Representing 9.8% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2023, the Company had $335.3 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 9.8% of Hercules’ total assets. This decreased from the previous quarter of $400.6 million of available unfunded commitments or 12.0% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $413.9 million in new debt and equity commitments in Q4 2023, Hercules has pending commitments of $506.5 million in signed non-binding term sheets outstanding as of February 13, 2024. Since the close of Q4 2023 and as of February 13, 2024 Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $551.8 million and funded $383.8 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2024 Closed Commitments (as of February 13, 2024)(a)(c)	$551.8
Q1 2024 Pending Commitments (as of February 13, 2024)(b)	$506.5
Year-to-Date 2024 Closed and Pending Commitments(a)(b)(c)	$1,058.3

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of December 31, 2023, the Company’s net assets were $1.80 billion, compared to $1.65 billion at the end of Q3 2023. NAV per share increased 4.6% to $11.43 on 157.8 million outstanding shares of common stock as of December 31, 2023, compared to $10.93 on 151.2 million outstanding shares of common stock as of September 30, 2023. The increase in NAV per share was primarily attributed to net change in unrealized appreciation and accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 95.9% of its debt investment portfolio being priced at floating interest rates as of December 31, 2023, with a Prime or Non-Prime based (SOFR or BSBY) interest rate floor, combined with 90.0% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2023, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(200)	$(41,785)	$(4,207)	$(37,578)	$(0.25)
(100)	$(22,230)	$(2,103)	$(20,127)	$(0.13)
(75)	$(17,271)	$(1,578)	$(15,693)	$(0.10)
(50)	$(11,759)	$(1,052)	$(10,707)	$(0.07)
(25)	$(6,075)	$(526)	$(5,549)	$(0.04)
25	$ 6,408	$ 526	$ 5,882	$ 0.04
50	$ 12,815	$ 1,052	$ 11,763	$ 0.08
75	$ 19,183	$ 1,578	$ 17,605	$ 0.12

(1)	Source: Hercules Capital Form 10-K for 2023
(2)

EPS calculated on basic weighted shares outstanding of 152,610. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 74 portfolio companies with a fair value of $152.2 million and a cost basis of $155.2 million as of December 31, 2023. On a fair value basis, 36.6% or $57.3 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 103 portfolio companies with a fair value of $34.0 million and a cost basis of $29.0 million as of December 31, 2023. On a fair value basis, 35.0% or $11.9 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q4 2023 and QTD Q1 2024

As of February 13, 2024, Hercules held debt, warrant or equity positions in six (6) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity in Q4 2023

•	Two (2) portfolio companies submitted confidentially under the JOBS Act in prior quarters

•

In November 2023, Hercules’ portfolio company enGene Holdings Inc. (NASDAQ: ENGN), a clinical stage biotechnology company pioneering novel non-viral gene therapies for local administration into mucosal tissues, completed its SPAC merger initial listing with Forbion European Acquisition Corp. (NASDAQ: FRBN), a special purpose acquisition company. Hercules cumulatively committed $20.0 million in venture debt financing beginning in December 2021 and currently holds warrants for 43,689 shares of common stock as of December 31, 2023.

M&A Activity in Q4 2023 and QTD Q1 2024

•

In November 2023, Hercules’ portfolio company Tact.ai Technologies, Inc., a developer of field engagement and conversational AI technology, announced it has completed the sale of its technology assets to Aktana, Inc., a leader in intelligent customer engagement for the global life sciences industry. Terms of the technology acquisition were not disclosed. Hercules committed $5.0 million in venture debt financing in February 2020.

•

In November 2023, Hercules’ portfolio company Faction, a multi-cloud data services provider, announced it had been acquired by Tahosa Capital, an investment firm. Terms of the acquisition were not disclosed. Hercules committed $12.5 million in venture debt financing beginning in November 2017.

•

In February 2024, Hercules’ portfolio company ZeroFox, Inc. (NASDAQ: ZFOX) an enterprise software-as-a-service leader in external cybersecurity, announced it has signed a definitive agreement to be acquired by Haveli Investments, a private equity firm that seeks to invest in companies in the technology sector with a focus on software, data, gaming and adjacent industries, for $350 million. The acquisition is subject to customary closing conditions including shareholder approval. Upon completion, ZeroFox’s common stock will no longer be publicly listed on the Nasdaq Global Market and will become a privately held company. Hercules committed $30.0 million in venture debt financing beginning in June 2019 and currently holds 289,992 shares of common stock as of December 31, 2023.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2023 financial results conference call for February 15, 2024 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the fourth quarter and full-year 2023 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed approximately $19 billion to over 640 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31, 2023	December 31, 2022
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,143,851 and $2,918,425, respectively)	$3,133,042	$2,887,497
Control investments (cost of $103,182 and $87,271, respectively)	115,004	76,458

Total investments, at fair value (cost of $3,247,033 and $3,005,696, respectively; fair value amounts related to a VIE $254,868 and $236,585, respectively)	3,248,046	2,963,955
Cash and cash equivalents	98,899	15,797
Restricted cash (amounts related to a VIE $17,114 and $10,079, respectively)	17,114	10,079
Interest receivable	32,741	31,682
Right of use asset	4,787	4,986
Other assets	15,339	2,356

Total assets	$3,416,926	$3,028,855

Liabilities
Debt (net of debt issuance costs; amounts related to a VIE $148,544 and $147,957, respectively)(1)	$1,554,869	$1,574,351
Accounts payable and accrued liabilities	54,156	47,539
Operating lease liability	5,195	5,506

Total liabilities	$1,614,220	$1,627,396
Net assets consist of:
Common stock, par value	158	134
Capital in excess of par value	1,662,535	1,341,416
Total distributable earnings	140,013	59,909

Total net assets	$1,802,706	$1,401,459

Total liabilities and net assets	$3,416,926	$3,028,855

Shares of common stock outstanding ($0.001 par value, 200,000 authorized)	157,758	133,045
Net asset value per share	$11.43	$10.53

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, June 2025 3-Year Notes, 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026 A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2023	2022	2023	2022
Investment income:
Interest and dividend income:
Non-control/Non-affiliate investments	$113,831	$93,686	$429,783	$301,433
Control investments	1,372	1,181	4,642	4,621
Affiliate investments	—	—	—	1,204

Total interest and dividend income	115,203	94,867	434,425	307,258
Fee income:
Non-control/Non-affiliate investments	7,365	5,303	26,148	14,362
Control investments	35	17	95	68

Total fee income	7,400	5,320	26,243	14,430

Total investment income	122,603	100,187	460,668	321,688
Operating expenses:
Interest	17,383	15,905	67,620	54,749
Loan fees	2,528	2,081	9,845	7,598
General and administrative	4,828	4,444	18,696	16,948
Tax Expenses	822	1,281	6,071	5,416
Employee compensation:
Compensation and benefits	9,196	13,495	50,258	43,852
Stock-based compensation	3,394	2,819	13,242	13,378

Total employee compensation	12,590	16,314	63,500	57,230

Total gross operating expenses	38,151	40,025	165,732	141,941

Expenses allocated to the Adviser Subsidiary	(1,592)	(1,986)	(9,101)	(8,321)

Total net operating expenses	36,559	38,039	156,631	133,620

Net investment income	86,044	62,148	304,037	188,068
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	2,847	(1,699)	8,437	1,004
Affiliate investments	—	—	—	1,758
Loss on debt extinguishment	—	—	—	(3,686)

Total net realized gain (loss)	2,847	(1,699)	8,437	(924)

Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	20,973	5,973	2,376	(88,874)
Control investments	10,314	(3,889)	22,634	(278)
Affiliate investments	—	—	—	4,089

Total net unrealized appreciation (depreciation)	31,287	2,084	25,010	(85,063)

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	34,134	385	33,447	(85,987)

Net increase (decrease) in net assets resulting from operations	$120,178	$62,533	$337,484	$102,081

Net investment income before investment gains and losses per common share:
Basic	$0.56	$0.47	$2.09	$1.48

Change in net assets resulting from operations per common share:
Basic	$0.78	$0.48	$2.32	$0.80

Diluted	$0.78	$0.47	$2.31	$0.79

Weighted average shares outstanding:
Basic	152,610	130,559	144,091	125,189

Diluted	152,838	132,275	144,826	126,659

Distributions paid per common share:
Basic	$0.48	$0.51	$1.90	$1.97